Synthetic Blood International, Inc.
3189 Airway Avenue, Building C
Costa Mesa, CA 92626

To:
Mr. Christian J. Stern
9431 Oglebay Court Raleigh, N.C. 27617

Amendment of Engagement Letter

Dear Chris:

On March 25, 2008 the board of directors of Synthetic Blood international, Inc. decided to amend your engagement as follows:

Additional to your unchanged role as director and chairman of the board of our company (SYBD), we have elected you to be Chief Executive Officer.

We agreed that additional monetary compensation shall be through an amendment of your consulting contract with IFEM Management Consultants, Inc.

Independent of the aforementioned consulting contract, we will pay you the following additional stock compensation for your services:

14,000 restricted shares per month, issuable every 15t of the month, beginning April 1, 2008. Additional benefit to serve on the Executive Committee: An additional (to any other already existing) severance package of $200,000 in cash and 100,000 shares of SYBD, payable at date/the day of termination, should the company terminate you as a board member for whatever reason, cause or no cause.

The employment agreement of Feb 1, 2000, section 7, subsection 7.03 (a) is amended as follows: "a sum equal to an annual base salary and performance bonus".

All other clauses unchanged.

Sincerely, Synthetic Blood International, Inc. (SYBD)	Accepted:

/s/ Richard M. Kiral	3/26/08	/s/ Christian J. Stern	26 Mar 2008
By: Richard M. Kiral	Date:	Christian (a.k.a. Chris) J. Stern	Date: